Exhibit 10.83

                                 SDR METRO INC.
                     27367 Tungsten Rd. -- Euclid, OH 44132
                        216-289-6500 -- Fax 216-289-6560


February 8, 2004

Herb M. Lustig
Invisa Inc.
4400 Independence Court
Sarasota, FL 34234
941-355-9361


Dear Herb,

This letter is to reconfirm our agreement to further extend the $600,000 payment due described in the Note between Radio Metrix Inc. and SDR Metro Inc. dated January 8, 2002 (the "Note"). The extension terms are as follows:

SDR Metro Inc. agrees to accept $250,000 as full and final payment of the Note if the following installment payment schedule is maintained. Otherwise, if the entire installment payment is not received on or before the due dates listed below then the entire $600,000 payment minus any installment payments will be due immediately and the Note will be in default. All other terms and conditions remain the same including the 180-day period for right of redemption (described in the Remedy Upon Default Agreement dated January 8th, 2002).

Payment Schedule:

Installment #1 - $100,000 due on or before February 8th, 2004.
Installment #2 - $ 75,000 due on or before March 8th, 2004.
Installment #3 - $ 75,000 plus quarterly 8% interest (according to Note) due on or before April 8th, 2004.


Agreed and Accepted,

By: /s/ David L.E. Jones                    By: /s/ Herb M. Lustig
    -----------------------                     ------------------------
    David L.E. Jones                            Herb M. Lustig
    President                                   President and CEO
    SDR Metro, Inc.                             Invisa, Inc. (parent company of
                                                Radio Metrix)